Exhibit 10.2

EXECUTION VERSION

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CREDIT AGREEMENT

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TP PRIVATE CAPITAL PARTNERS SPV II (SCF) LLC,
as the Borrower,

THIRD POINT PRIVATE CAPITAL PARTNERS,
as the Fund and General Partner,

GOLDMAN SACHS BANK USA,
as Administrative Agent and as a Lender

and

the other Lenders from time to time party hereto

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April 7, 2026

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CONTENTS

SECTION	PAGE

1.	DEFINITIONS	1

1.1	Key Terms	1
1.2	Capital Call Facility Definitions	2
1.3	ERISA, Tax and Other Definitions	8
1.4	Interpretation	12

2.	LOANS	12

2.1	Facilities	12
2.2	Revolving Loans and Use of Proceeds	13
2.3	Loan Procedures	13
2.4	Interest Rates	15
2.5	Fees	15
2.6	Capitalization	16
2.7	Facility Increase or Decrease	16
2.8	Ratable Sharing	16

3.	PAYMENTS	16

3.1	Voluntary Prepayments	16
3.2	Payment of Obligations	17
3.3	Required Period	17
3.4	Mandatory Prepayment Events	18
3.5	Interest Payments	20

4.	REPORTING AND NOTICES	20

4.1	Notice Procedures	20
4.2	Event Based Reporting	20
4.3	Quarterly and Annual Reporting	21
4.4	Disclosure of Credit Agreement	22
4.5	Other Reporting	22

5.	COVENANTS	22

5.1	Affirmative Covenants	22
5.2	Negative Covenants	24

6.	REPRESENTATIONS	27

6.1	Partnership Interests and Capital Commitments	27
6.2	Borrower Parties	28

7.	EVENTS OF DEFAULT AND REMEDIES	31

7.1	Events of Default	31
7.2	Remedies	31
7.3	Additional Rights of the Administrative Agent	32
7.4	Application of Payments	33
7.5	Set-Off	33

8.	MISCELLANEOUS PROVISIONS	33

8.1	Amendments; Waivers	33
8.2	Borrower Provisions	34
8.3	Confidentiality	36
8.4	Assignments and Participations	37
8.5	Other Miscellaneous Provisions	39

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9.	INCREASED COSTS, TERM SOFR UNAVAILABILITY AND TAXES	40

9.1	Compensation Certificate	40
9.2	Term SOFR Unavailability, Inadequacy or Illegality	41
9.3	Change in Law	41
9.4	Taxes	41

SCHEDULE 1.1	Administrative Agent Account; Notice Addresses
SCHEDULE 1.2	Lenders and Facility Amounts

EXHIBIT A:	Borrowing Base Certificate
EXHIBIT B:	Loan Request
EXHIBIT C:	Compliance Certificate
EXHIBIT D:	[Reserved]
EXHIBIT E:	Closing Certificate
EXHIBIT F:	[Reserved]
EXHIBIT G:	Promissory Note
EXHIBIT H:	[Reserved]
EXHIBIT I:	Assignment and Assumption
EXHIBIT J:	Fund Commitment
EXHIBIT K:	Security Agreement
EXHIBIT L:	Notice of Funded Tranche
EXHIBIT M:	Facility Increase Request

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1.	DEFINITIONS

The following terms shall have the following meanings:

1.1	Key Terms

(a)	Economic Terms

Facility Limit	$20,000,000, consisting of a Committed Tranche of $20,000,000, as may be increased or decreased from time to time in accordance with Section 2.7 (Facility Increase or Decrease).
LC Sublimit	20% of the Facility Limit
Upfront Fee	0.25% of the Committed Tranche, due on the Closing Date.
Unused Fee	A quarterly fee of 0.25% of the Facility Limit with respect to the unused portion of the Committed Tranche annually, calculated on the basis of a 360-day year and actual days elapsed.
Interest Rate

•         For Term SOFR Loans, Term SOFR plus the Applicable Margin;

•         For Prime Rate Loans, Prime Rate plus the Applicable Margin; and

•         For each Funded Tranche, Term SOFR plus the Applicable Margin that is applicable to Term SOFR Loans as of the date of establishment of such Funded Tranche.

Applicable Margin	• For Term SOFR Loans, 2.40% per annum; and • For Prime Rate Loans, 1.40% per annum.
Facility Availability	The lesser of: (a) the Facility Limit; and (b) Borrowing Base Availability, in each case, minus: (i) the Primary Obligations; and (ii) the aggregate amount of any requested Utilizations.
Maturity Date	The earlier of (a) the 12-month anniversary of the Closing Date and (b) the date that is 30 days prior to the last date on which the General Partner may issue Capital Calls under the Fund Documents to repay the Obligations.
Judgment Threshold	$10,000,000 with respect to any Borrower Party.

(b)	Borrower Party Information

Borrower	TP Private Capital Partners SPV II (SCF) LLC, a Delaware limited liability company
General Partner	Third Point Private Capital Partners, a Delaware statutory trust
Fund	Third Point Private Capital Partners, a Delaware statutory trust
Reporting Parties	Borrower and Fund
Fund Sponsor	Third Point Private Capital LLC, a Delaware limited liability company
LPA	Amended and Restated Agreement and Declaration of Trust of Third Point Private Capital Partners, dated as of May 7, 2025 and the By-Laws adopted pursuant thereto
Investment Advisory Agreement	Amended and Restated Investment Advisory Agreement, dated as of December 12, 2025

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(c)	Collateral Accounts

Borrower Party	Capital Call Collateral Account
Third Point Private Capital Partners	Name of Depository: State Street Bank and Trust Company ABA Number: 011000028 Account Name: THIRD POINT PVT CAP PARTNERS Account Number: 11509007 Reference: THBJ

1.2	Capital Call Facility Definitions

“Account Control Event” means the Administrative Agent shall have the right to take control of the Collateral Account, as a result of:

(a)	the following Mandatory Prepayment Events:

(i)	Section 3.4(b)(i) (Borrowing Base Deficiency);

(ii)	Section 3.4(b)(ii) (LPA Debt Limitations);

(iii)	Section 3.4(c) (Mandatory Prepayment Events - Full Repayments); or

(b)	an Event of Default,

irrespective of whether any payment is due or any grace period has expired.

“Administrative Agent” means Goldman Sachs Bank USA, as administrative agent for the Lenders and as collateral agent for the benefit of the Lenders.

“Administrative Agent Account” means the account set forth on Schedule 1.1, or any other account designated by the Administrative Agent in writing to the Borrower.

“Applicable Percentage” means, with respect to any Lender, the percentage of:

(a) the Committed Tranche represented by such Lender’s Commitment Amount (set forth on Schedule 1.2 hereto) divided by the Facility Limit, and

(b) each Funded Tranche represented by such Lender's funded amount thereof.

“Assignment and Assumption” means an Assignment and Assumption in the form of Exhibit I, or such other form as is acceptable to the Administrative Agent.

“Borrower Party” means each Borrower, General Partner and Fund.

“Borrowing Base Availability” means the Uncalled Capital Commitments of Limited Partners (other than Excluded Limited Partners) multiplied by the advance rate set forth on the Borrowing Base Certificate last provided by the Administrative Agent; provided that any change to the advance rate, other than any change resulting from a Limited Partner becoming an Excluded Limited Partner, shall not reduce Borrowing Base Availability.

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“Borrowing Base Certificate” means a certificate in the form of Exhibit A.

“Capital Call” means a call upon the Limited Partners for payment of any portion of the Capital Commitments pursuant to the Fund Documents.

“Capital Commitment” means the capital commitments of the Limited Partners, as set forth in the Fund Documents.

“Capital Contribution” means any cash actually contributed by a Limited Partner to the Fund in fulfillment of its Capital Commitment; provided, however, that any cash contributed to the Fund pursuant to a dividend or distribution reinvestment arrangement shall not constitute a Capital Contribution.

“Closing Date” means the date on which the conditions precedent are satisfied (or waived).

“Collateral” means all of the collateral security for the Obligations pledged pursuant to the Collateral Documents.

“Collateral Account” means each Capital Call Collateral Account set forth in Section 1.1(c) (Collateral Accounts), and each other account described in the Collateral Documents.

“Collateral Account Control Agreement” means each account control agreement among the Fund, the Administrative Agent or a collateral agent, and the depository (the “Depository”).

“Collateral Documents” means each Collateral Account Control Agreement, collateral security agreement set forth in an Annex hereto, Security Agreement, collateral assignment, financing statement, and other documents delivered to grant, perfect or maintain a security interest in the Collateral.

“Commitment Amount” means, with respect to any Lender, the amount of such Lender’s commitment under the Committed Tranche, as set forth on Schedule 1.2 hereto.

“Credit Agreement” means this Credit Agreement, including the Annexes hereto.

“Credit Support Documentation” means (i) an agreement in form and substance acceptable to the Administrative Agent and (ii) each other comfort letter, equity commitment letter, guaranty, or other documentation provided by any Person in respect of the obligations of a Limited Partner, in each case, delivered to the Administrative Agent by each Person listed in a notice delivered by the Administrative Agent to the Borrower Parties.

“Eligible Assignee” means any Person other than a natural Person that extends credit or buys loans in the ordinary course of business; provided that no Defaulting Lender, Borrower Party or Affiliate of a Borrower Party shall be an Eligible Assignee.

“Events of Default” are listed in Section 7.1 (Events of Default).

“Excluded Limited Partner” means each Limited Partner (or General Partner):

(a)	that is designated as an Excluded Limited Partner, by the Administrative Agent, in the Borrowing Base Certificate, on the Closing Date unless, following the Closing Date, the Administrative Agent provides notice that such Limited Partner is not an Excluded Limited Partner;

(b)	that fails to fund any Capital Contribution for 10 Business Days after the due date thereof, without regard to any cure period or notice (a “Delinquent Limited Partner”);

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(c)	that is added after the Closing Date, until the Administrative Agent provides notice that such Limited Partner is not an Excluded Limited Partner;

(d)	for which the General Partner approves an increase in its Capital Commitment, but only to the extent thereof, until the Administrative Agent provides notice that the amount of such increase is not excluded, such notice to be provided following receipt of documentation of such increase in form and substance reasonably satisfactory to the Administrative Agent;

(e)	for which the General Partner approves a transfer of any portion of its Capital Commitment, but only to the extent of the to-be-transferred Capital Commitment;

(f)	that encumbers its Limited Partner interest without the prior written consent of the Administrative Agent;

(g)	that exercises any excuse right or, to the knowledge of any Borrower Party, will be excused from participating in any investment, but only to the extent that such Limited Partner’s Capital Commitment may not be called to repay the Obligations, as calculated by the Administrative Agent in its reasonable discretion;

(h)	that withdraws, reduces, cancels, or terminates any portion of its Capital Commitment, but only to the extent thereof;

(i)	that (x) breaches any material provision of any Fund Document, and such breach continues uncured to the satisfaction of the Administrative Agent for 30 days (as such period may be extended by the Administrative Agent in its discretion) or (y) declares any Fund Document unenforceable;

(j)	with respect to which any representation or warranty made by such Limited Partner in any Fund Document proves to be untrue or inaccurate in any material respect and is not cured to the satisfaction of the Administrative Agent within 30 days (as such cure period may be extended by the Administrative Agent in its discretion);

(k)	that modifies any Fund Document (including by way of a “most favored nations” provision) in a manner that is materially adverse to the Lenders, as determined by the Administrative Agent acting reasonably;

(l)	that (x) avails itself of any Debtor Relief Law or (y) becomes the subject of any Debtor Relief Law that continues undismissed or unstayed for 60 days;

(m)	whose Credit Support Documentation (x) ceases to be accurate and enforceable in any material respect, or (y) is breached, repudiated, challenged or declared unenforceable in any respect by any party thereto;

(n)	that is a Sanctioned Person;

(o)	that to the knowledge of the General Partner (i) is a Rated Limited Partner whose rating declines below BBB+/Baa1 (or the equivalent) or (ii) is a Limited Partner (other than a Rated Limited Partner or Sponsor Affiliate LP) whose net worth (determined in accordance with generally accepted accounting principles) declines by 25%;

(p)	that is the Sponsor Affiliate LP and that, to the knowledge of the General Partner, has experienced a decline in its performance net worth (as determined in accordance with generally accepted accounting principles) of 25% or more;

(q)	other than a Rated Limited Partner, with respect to which any circumstance or event occurs, that, in the reasonable discretion of the Administrative Agent and in consultation with the Borrower, would reasonably be expected to have a material adverse impact on (i) the financial condition and/or operations of such Limited Partner or (ii) its ability to fulfill its obligations under the Fund Documents;

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(r)	that is a Specified Limited Partner; or

(s)	that (i) is an Affiliate of any Lender, (ii) is managed by any Lender or an Affiliate thereof, (iii) has any Lender or an Affiliate thereof as its trustee or other fiduciary, (iv) has any Lender or an Affiliate thereof as an investor, or (v) is an employee of any Lender or an Affiliate thereof. As used in this clause (r), “Affiliate” has the meaning given to such term in Section 23A of the Federal Reserve Act.

“Exposure” means each Lender’s commitments and Loans hereunder.

“Facility Increase Request” means each facility increase request in the form of Exhibit M.

“Fee” means each fee set forth in Section 1.1(a) (Economic Terms) and any other fee set forth in the Fee Letter.

“Fee Letter” means a letter between a Borrower and the Administrative Agent.

“Fund Commitment” means each fund commitment in the form of Exhibit K.

“Fund Documents” means each LPA and LPA Subscription Document.

“Fund Responsible Officer” means an officer, manager, managing member, or authorized signatory of any Borrower Party.

“Interest Rate Reset Period” means:

(a)       for the first Loan, the period commencing on the day the first Loan is made and ending on the last day of that quarter, which interest rate shall also apply to any other Loan in such currency made during the same quarter as the first Loan; and

(b)       for Loans made or continued after the first quarter, the period commencing on the first day of such quarter and ending on the last day of such quarter.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and any other Person that becomes a lender hereto, and their respective successors and assigns.

“Limited Partner” means any Person admitted to the Fund as a member, limited partner, shareholder or an equity holder.

“Loan” means each loan made by a Lender to a Borrower (including each Funded Tranche), in U.S. dollars.

“Loan Documents” means:

(a)	this Credit Agreement,

(b)	each Promissory Note,

(c)	each Loan Request,

(d)	each Collateral Document,

(e)	each Fund Commitment, and

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(f)	every other document executed or delivered in connection with any Loan Document, including any Credit Support Documentation.

“Loan Request” means each loan request in the form of Exhibit B.

“LPA” means:

(a)	each LPA listed in Section 1.1(b) (Borrower Party Information), and

(b)	each formation document, limited liability company, limited partnership, operating or trust agreement, memorandum and articles of association, bylaws, offering memorandum or other constituent document that governs a Borrower or Fund, as amended, modified or supplemented in accordance herewith.

“LPA Alternative Investment Vehicle” means any parallel entity, blocker, feeder, collective investment vehicle, REIT, group trust or other investment vehicle created in accordance with an LPA.

“LPA Side Letter” means each executed side letter that amends or supplements a Limited Partner’s LPA Subscription Document or LPA.

“LPA Subscription Document” means each executed subscription agreement (including all attachments) documenting a Limited Partner’s interest in the Fund, each LPA Side Letter, and documentation of each Limited Partner transfer.

“Mandatory Prepayment Events” are listed in Section 3.4 (Mandatory Prepayment Events).

“Material Adverse Effect” means a material adverse effect on:

(a)	the validity or enforceability of any Loan Document, or the Administrative Agent’s rights and remedies thereunder;

(b)	the Administrative Agent’s perfected, first priority security interest in the Collateral (subject to Permitted Liens);

(c)	the ability of any Borrower Party or the Fund Sponsor (or its investment advisor) to fulfill its obligations under the Loan Documents or the Fund Documents; or

(d)	the operations, business, assets, liabilities, or financial condition of the Borrower Parties, taken as a whole.

“Net Asset Value” means at the date of determination and with respect to the Funds, taken as a whole (a) the fair market value of total assets of the Funds at such date, which are to be calculated on a pro forma basis based on the most recent financials delivered to the Administrative Agent pursuant to Section 4.3 (Quarterly and Annual Reporting), giving effect to any assets acquired or disposed of since the date of such financials, minus (b) total liabilities of the Funds (other than any liabilities in respect of the outstanding Obligations) as of such date of the most recent financials delivered to the Administrative Agent pursuant to Section 4.3 (Quarterly and Annual Reporting) determined in accordance with generally accepted accounting principles.

“NRSRO” means a nationally recognized statistical ratings organization.

“Obligations” means all obligations due, owing or incurred by any Borrower to the Administrative Agent and the Lenders under the Loan Documents.

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“Permitted Liens” means:

(a)	banker’s Liens and rights of setoff arising in the ordinary course of business, including those of the Depository under the Collateral Account Control Agreement;

(b)	Liens relating to Taxes,

(i)	if failure to pay such Taxes would not have a Material Adverse Effect, or

(ii)	that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(c)	judgment liens that would not reasonably be expected to have a Material Adverse Effect and do not result in a Mandatory Prepayment Event;

(d)	Liens arising from pledges or deposits of proceeds of the Collateral to secure bids for potential investments, contracts or leases; and

(e)	Liens pursuant to the Collateral Documents.

“Primary Obligations” means the aggregate outstanding principal amount of the Loans.

“Rated Limited Partner” means any limited partner with a financial strength rating from a NRSRO.

“Recallable Capital” means any amount distributed to a Limited Partner that may be recalled under an LPA, and which has been set forth as “Recallable Capital” on an updated Borrowing Base Certificate provided to the Administrative Agent.

“Required Lenders” means Lenders (excluding Defaulting Lenders) holding more than 50% of the Facility Limit (excluding Commitment Amounts held by Defaulting Lenders) on any date of determination.

“Revolver A” means all Commitment Amounts of each Revolver A Lender.

“Revolver A Lender” means each Lender listed as a Revolver A Lender on Schedule 1.2.

“Revolver B” means all Commitment Amounts of each Revolver B Lender.

“Revolver B Lender” means each Lender listed as a Revolver B Lender on Schedule 1.2.

“Revolving Loan” means revolving Loans made in respect of Revolver A or Revolver B.

“Security Agreement” means each security agreement in the form of Exhibit K.

“Specified Limited Partner” means each Specified Limited Partner identified as such in a Borrowing Base Certificate or other notice delivered by the Administrative Agent to the Borrower Parties.

“Sponsor Affiliate LP” means the Sponsor Affiliate LP identified as such in a Borrowing Base Certificate or other notice delivered by the Administrative Agent to the Borrower Parties.

“Term SOFR” means the 3-month forward-looking term SOFR rate published by CME Group (https://www.cmegroup.com) two SIFMA trading days prior to each Interest Rate Reset Period. (The SIFMA holiday schedule is available at https://www.sifma.org). If Term SOFR is less than 0.00%, it shall be deemed to be 0.00%.

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“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to Term SOFR.

“Uncalled Capital Commitment” means the Capital Commitments (including Recallable Capital) that may be called to repay the Obligations (excluding any amounts subject to a pending Capital Call).

“Utilization” means a Loan.

“Utilization Date” means the date on which a Loan is funded.

1.3	ERISA, Tax and Other Definitions

“Affiliate” of any Person means any other Person that controls, is controlled by, or is under common control with, such Person.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the U.K. Bribery Act 2010; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Borrower Party or any of its subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable law in any jurisdiction in which any Borrower Party or any of its subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Business Day” means any day except Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required, by Law, to close.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of:

(a)	the adoption, taking effect, or change of any Law, rule, regulation or treaty, or the administration, interpretation, implementation or application thereof, or

(b)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law),

by any Governmental Authority.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or gross receipts or that are franchise Taxes or branch profits Taxes.

“Debtor Relief Laws” means the United States Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar Laws affecting the rights or remedies of creditors.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Annual Valuation Period” means, to the extent applicable to an ERISA Obligor, the “annual valuation period” for such ERISA Obligor, as defined in the ERISA Plan Asset Regulations.

“ERISA Controlled Group” means a corporation, trade or business (whether or not incorporated) that is, along with any ERISA Obligor, treated as a single employer under Section 414 of the Internal Revenue Code.

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“ERISA Obligor” means each Borrower and Fund.

“ERISA Operating Company” means an “operating company” under the ERISA Plan Asset Regulations.

“ERISA Operating Company Opinion” means, with respect to an ERISA Obligor, an opinion of counsel to such ERISA Obligor as to its status as an ERISA Operating Company.

“ERISA Plan” means any employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Internal Revenue Code, or any retiree medical plan.

“ERISA Plan Asset Regulations” means 29 C.F.R. §2510.3-101, as modified or deemed to be modified by Section 3(42) of ERISA.

“ERISA Plan Assets” means “plan assets” under the ERISA Plan Asset Regulations.

“ERISA Reliance Letter” means an executed letter from the issuer of an ERISA Operating Company Opinion to the Administrative Agent and the Lenders providing that the Administrative Agent and the Lenders may rely on such ERISA Operating Company Opinion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)	Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes or Taxes similar to branch profits Taxes, in each case:

(i)	imposed by the U.S. or imposed as a result of such Recipient being organized under the Laws of, or having its principal office or its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or

(ii)	that are Other Connection Taxes;

(b)	in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender pursuant to a Law in effect on:

(i)	date on which such Lender acquires such interest in the Loan or Commitment Amount; or

(ii)	the date on which such Lender changes its Lending Office,

except in each case to the extent that, pursuant to Section 9.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office;

(c)	Taxes attributable to a Lender’s failure to comply with Section 9.4 (Taxes); and

(d)	any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means:

(a)	Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with);

(b)	any current or future regulations or official interpretations thereof;

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(c)	any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code;

(d)	any intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement; or

(e)	any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Governmental Authority” means any foreign governmental authority, the United States, any State of the United States; and any subdivision, agency, department, commission, board, authority, instrumentality, bureau or court thereof exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, and any supra-national body such as the European Union, the European Central Bank, the Bank for International Settlements, or the Basel Committee on Banking Supervision, and any United States or foreign regulatory authority acting pursuant to Basel III.

“Indemnified Taxes” means:

(a)	Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document; and

(b)	to the extent not otherwise described in (a), Other Taxes.

“Insolvent” means the failure to be Solvent.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority, and all judgments, orders, directives, requests, licenses, permits, administrative orders, agreements, and authorizations of any Governmental Authority, whether or not having the force of law.

“Lien” means any lien, mortgage, security interest, security assignment, charge, tax lien, pledge, encumbrance, conditional sale, title retention arrangement, or other property interest intended to secure the repayment of indebtedness, now or hereafter arising, by contract, common law or statute.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced under any Loan Document, or its sale or assignment of an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from: (i) any payment made under, (ii) the execution, delivery, performance, enforcement or registration of, (iii) the receipt or perfection of a security interest under, or (iv) otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Person” means any individual, sole proprietorship, partnership, limited partnership, exempted limited partnership, exempted company, limited liability company, corporation, non-profit corporation, trust, joint venture, association, estate, sovereign government (or agency, instrumentality, or political subdivision thereof), or other entity or organization.

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“Prime Rate” means the interest rate quoted in the print edition of The Wall Street Journal in the Money Rates Section as the U.S. prime rate.

“Prime Rate Loan” means a Loan that bears interest at a rate determined by reference to the Prime Rate.

“Proceeding” means any action, suit or investigation, or legal, equitable, arbitration, or administrative proceeding, before any court, arbitrator or Governmental Authority.

“Promissory Note” means each promissory note executed and delivered by a Borrower in the form of Exhibit G.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Borrower Party.

“RIC” means a person qualifying for treatment as a “regulated investment company” under Subchapter M of the Internal Revenue Code.

“Sanctioned Person” means a Person on a Sanctions List, a Sanctioned Territory, including its agencies and instrumentalities, any citizen or national of, located in, operating from, or incorporated under the laws thereof, and anyone owned or controlled by any of the foregoing or otherwise the target of Sanctions.

“Sanctioned Territory” means any country, region or territory subject to Sanctions, including Cuba, Iran, North Korea, Russia, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced by any Sanctions Authority.

“Sanctions Authority” means the United States, United Kingdom, United Nations Security Council, European Union and each of its member states, any other governmental authority with jurisdiction over the parties to this Credit Agreement, and any related agencies of the forgoing, including the Office of Foreign Assets Control, U.S. Department of Commerce, U.S. Department of State, and His Majesty’s Treasury.

“Sanctions List” means any list of designated nationals or sanctioned Persons issued by a Sanctions Authority.

“Solvent” means:

(a)	the fair value of the aggregate assets of a Person exceeds its debts and liabilities, subordinated, contingent or otherwise;

(b)	the fair saleable value of the property of a Person exceeds the amount of its probable debts and liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d)	such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business was conducted on the Closing Date.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.4	Interpretation

(a)	“Control,” “controlled by,” and “under common control with” mean the direct or indirect power to cause the direction of the management and policies of a Person, whether through an ownership interest, by contract or otherwise.

(b)	“Including” means “including without limitation”.

(c)	“Knowledge” and “aware” mean that an officer of a Borrower Party has knowledge of the topic in question.

(d)	References in any Loan Document to any other Loan Document, or any statute or regulation, include all subsequent amendments thereto.

(e)	Each reference in any Loan Document to “the” or “a” Borrower refers to the Borrowers or the applicable Borrower, as the context may require.

2.	LOANS

2.1	Facilities

(a)	Committed Tranche

(i)	This Credit Agreement creates a committed line of credit (the “Committed Tranche”).

(ii)	Each Lender agrees to fund Loans, in an aggregate principal amount equal to such Lender’s Commitment Amount, subject to the terms and conditions of this Credit Agreement.

(iii)	The obligations of each Lender hereunder shall be several and not joint; provided, that the failure of any Lender to advance any Loan under its Applicable Percentage of the Committed Tranche shall not relieve any other Lender of its obligation to advance its Applicable Percentage of any Loan under its Applicable Percentage of the Committed Tranche.

(iv)	Upon request of Lenders holding the majority of the Committed Tranche, the Administrative Agent shall deliver notice terminating the Committed Tranche in accordance with the definition of “Maturity Date.”

(b)	[Reserved]

(c)	Funded Tranche

(i)	“Funded Tranche” means a split of the fully-funded portions of Loans denominated in U.S. dollars made by a Revolver B Lender to the applicable Borrower and rights relating thereto into a separate funded tranche established as one or more separate instruments under this Credit Agreement in accordance with the following:

(A)	Consent of the Administrative Agent and the Borrower (which Borrower consent will be deemed granted 5 Business Days, unless the Borrower provides notice to the contrary, following delivery by the Administrative Agent of a Notice of Funded Tranche in the form of Exhibit L attaching a draft of the Funded Tranche confirmation (including the Term SOFR Loan Interest Rate));

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(B)	Funded Tranches will increase Facility Availability under Revolver B on a dollar-for-dollar basis when repaid (so long as the Committed Tranche remains available);

(C)	At the time of the establishment of any Funded Tranche, Funded Tranches in the aggregate shall not exceed 50% of the Primary Obligations;

(D)	Funded Tranches will be pari passu with (I) any other Funded Tranches and (II) the credit facility created by this Credit Agreement; and

(E)	Funded Tranche repayments may not be reborrowed.

(ii)	Upon request of Lenders holding the majority of the allocable amount of a Funded Tranche, the Administrative Agent shall demand repayment of the Obligations under such Funded Tranche in accordance with Section 3.4(a) (Administrative Agent Demand).

2.2	Revolving Loans and Use of Proceeds

(a)	Subject to the terms hereof, any Borrower may borrow, repay without penalty, and re-borrow Loans.

(b)	Neither the Administrative Agent nor any Lender shall have any obligation to confirm that any Borrower’s use of Utilization proceeds is permitted by its Fund Documents.

(c)	All Loans shall be Term SOFR Loans unless otherwise provided herein, and each Term SOFR Loan shall automatically be continued, at the end of each Interest Rate Reset Period, for an additional Interest Rate Reset Period.

2.3	Loan Procedures

(a)	Loan Requests

(i)	A Borrower may request a Loan by delivering:

(A)	a Loan Request, and

(B)	any information necessary for the Administrative Agent to update the Borrowing Base Certificate to reflect Excluded Limited Partners.

(ii)	Each Loan Request shall be received by the Administrative Agent by 4:00 p.m. ET on the Business Day prior to the requested Utilization Date.

(iii)	The Administrative Agent will not consider any Loan Request unless the Facility Availability is greater than zero.

(iv)	Following receipt of a Loan Request, the Administrative Agent shall notify each Lender of the amount of Loans that such Lender will be obligated to fund (in the case of Loans under the Committed Tranche) on the Utilization Date.

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(b)	Funding Procedures

(i)	[Reserved]

(ii)	[Reserved]

(iii)	No Loan shall be funded hereunder unless:

(A)	the representations in the Loan Documents are true and correct in all material respects, and will be true and correct in all material respects after giving effect to the requested Loan;

(B)	no Mandatory Prepayment Event or Event of Default exists or will exist after giving effect to the requested Loan;

(C)	the Borrowing Base Certificate attached to the Loan Request is true and correct (subject to notification of any changes following the date of the Loan Request as contemplated therein);

(D)	the Borrower is unaware of any Limited Partner that would be excused from funding any of its capital commitment for purposes of repaying the Obligations, except as set forth in the Borrowing Base Certificate; and

(E)	no proceeds of the requested Loan will be used in violation of Section 5.2(h) (Transactions with an Affiliate of a Lender).

(iv)	If a Lender funds a Loan under the Committed Tranche, such Lender shall wire transfer the requested funds by 10:00 a.m. ET on the funding date requested in the Loan Request.

(v)	Upon satisfaction of the conditions to funding set forth in the Loan Documents as determined by the Administrative Agent in its reasonable discretion, the Administrative Agent shall promptly deposit such proceeds in same day funds in the account specified in the applicable Loan Request.

(c)	Funding by Lenders; Presumption by the Administrative Agent

(i)	The Administrative Agent may assume that each Lender will make each Lender’s requested Loan amount available to the Administrative Agent on any Utilization Date (unless the Administrative Agent has received prior notice to the contrary from such Lender), and in its sole discretion, make available to the Borrower a corresponding amount. In each case, subject to Annex III:

(A)	If the Administrative Agent has funded any amount to the Borrower but such corresponding amount is not funded to the Administrative Agent, then the Administrative Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from such Utilization Date until the date such amount is paid to the Administrative Agent, at the rate set by the Administrative Agent for the correction of errors among banks for 3 Business Days, and thereafter at the Interest Rate.

(B)	If such Lender does not pay such amount upon demand by the Administrative Agent, the Administrative Agent shall notify the Borrower and the Borrower shall pay such amount to the Administrative Agent with any interest that may have accrued thereon, on or prior to the next Interest Payment Date, for each day from such Utilization Date until the date such amount is paid to the Administrative Agent, at the Interest Rate.

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(ii)	Nothing in this Section 2.3(c) shall relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.3(c) shall be conclusive, absent manifest error.

2.4	Interest Rates

(a)	Interest Rate

The unpaid principal of each Loan shall bear interest at a rate per annum equal to the Interest Rate.

(b)	Determination of Interest Rate

(i)	The Administrative Agent shall determine the Interest Rate applicable to each Loan (such determination to be conclusive absent manifest error).

(ii)	Interest shall be calculated on the basis of a 360-day year and actual days elapsed.

(c)	Default Rate

Upon an Event of Default, all Obligations shall bear interest at the Interest Rate plus 2% (the “Default Rate”), and, if any defaulted amount remains unpaid for 90 days, thereafter the Default Rate shall be the Interest Rate plus 4%.

2.5	Fees

(a)	Unless otherwise set forth herein or in the Fee Letter, all fees set forth in Section 1.1(a) (Economic Terms) shall be:

(i)	paid quarterly in arrears; and

(ii)	due on the Interest Payment Date immediately following each quarterly anniversary of the Closing Date.

(b)	Fees shall be payable as follows:

(i)	the Upfront Fee is payable to the Administrative Agent for the benefit of the Revolver A Lenders and Revolver B Lenders, with such allocation made in accordance with such Lenders’ Applicable Percentages under the Committed Tranche (for the avoidance of doubt, without regard to any Funded Tranche); and

(ii)	the Unused Fee is payable to the Administrative Agent for the benefit of the Revolver A Lenders and Revolver B Lenders under the Committed Tranche, and applied among the Lenders in accordance with their Applicable Percentages of the Committed Tranche.

2.6	Capitalization

If a Borrower requests the capitalization of accrued interest or any Fee at least 5 Business Days prior to an Interest Payment Date or the applicable fee payment date, a Lender may agree to capitalize such interest or fee by making a Loan to the Borrower in the amount thereof.

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2.7	Facility Increase or Decrease

The Facility Limit may be:

(a)	increased up to a maximum amount not to exceed $100,000,000 pursuant to a Facility Increase Request that has become effective in accordance with the terms thereof and subject to satisfaction of the following conditions:

(i)	delivery by the Borrower to the Administrative Agent of a Facility Increase Request at least 15 Business Days prior to the requested effective date of such increase;

(ii)	consent of the Administrative Agent in its sole discretion;

(iii)	consent of each participating Lender, in its sole discretion, to such increase and such Lender’s increased Commitment Amount; and

(iv)	payment of any applicable fees due in connection with such increase; and

(b)	decreased by executing an amendment that documents such decrease, provided that the Facility Limit may not be less than $20,000,000.

2.8	Ratable Sharing

If any Lender (x) receives payment or reduction of a proportion of the aggregate amount of any amounts then due and owing to such Lender under the Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender or (y) receives any payment under the Loan Documents that causes the outstanding Revolving Loans to be inconsistent with the Applicable Percentage of such Lender under the Committed Tranche, then the Lender receiving such payment shall:

(a)	notify the Administrative Agent and each other Lender of the receipt of such payment; and

(b)	apply a portion of such payment to purchase participations in the Aggregate Amounts Due to the other Lenders so that all payments shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them or, if so directed by the Administrative Agent, fund the applicable portion of such payment to the Administrative Agent to enable the Administrative Agent to remit to each applicable Lender the portion necessary to maintain the outstanding Revolving Loans in accordance with such Applicable Percentage.

3.	PAYMENTS

3.1	Voluntary Prepayments

Any Borrower may prepay the outstanding Obligations without premium or penalty.

3.2	Payment of Obligations

(a)	All outstanding Obligations shall be due and payable no later than the Maturity Date.

(b)	All payments under this Credit Agreement shall be indefeasibly paid to the Administrative Agent, for the account of the Lenders to which such payment is owed:

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(i)	without condition or deduction for any setoff, defense, recoupment or counterclaim; and

(ii)	in the currency in which they were funded.

(c)	Payments of principal and interest under this Credit Agreement, other than payments made during an Account Control Event, shall be:

(i)	first, allocated by the Administrative Agent pro rata among (A) Revolver A and (B) Revolver B and any Funded Tranche;

(ii)	second, after giving effect to the allocation in clause (i), applied by the Administrative Agent:

(A)	with respect to the allocation in (i)(A) above, first, to Revolver A Lenders in respect of their outstanding Revolving Loans under the Committed Tranche;

(B)	with respect to the allocation in (i)(B) above, (I) first, to Revolver B Lenders in respect of their outstanding Revolving Loans under the Committed Tranche, and (II) second, among the Lenders in any Funded Tranche established pursuant to Section 2.1(c) (Funded Tranche) in respect of outstanding Obligations under such Funded Tranche;

provided that solely with respect to prepayments made pursuant to Section 3.1 (Voluntary Prepayments), the applicable Borrower may elect to prepay outstanding Funded Tranche Obligations ahead of outstanding Revolving Loan Obligations;

(d)	Payments of principal and interest made during an Account Control Event shall be applied pro rata among the Committed Tranche and the Funded Tranche.

(e)	If any payment becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next Business Day.

(f)	Funds received after 3:00 p.m. ET shall be treated as received by the Administrative Agent on the next Business Day.

(g)	Each Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by the Administrative Agent hereunder for the account of a Lender, which payment shall be promptly distributed to such Lender’s lending office.

3.3	Required Period

(a)	“Required Period Trigger Date” means the earlier of (x) the date on which any Borrower Party has knowledge of any Mandatory Prepayment Event, or (y) the date on which any Borrower Party receives notice of any Mandatory Prepayment Event from the Administrative Agent.

(b)	“Required Period” means:

(i)	if it is not necessary to issue a Capital Call to fund the required payment, within 2 Business Days following the Required Period Trigger Date;

(ii)	if it is necessary to issue a Capital Call to fund the required payment, within 15 Business Days following the Required Period Trigger Date, provided that:

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(A)	a Capital Call sufficient to make the required payment shall be issued within 5 Business Days of the Required Period Trigger Date, and

(B)	such Capital Call shall require the Limited Partners to fund Capital Contributions within the Required Period.

(c)	Unless otherwise described in Section 3.4 (Mandatory Prepayment Events), or unless the Administrative Agent agrees otherwise, in writing and in its reasonable discretion, all payments required under Section 3.4 (Mandatory Prepayment Events) shall be paid within the Required Period.

(d)	Upon the full repayment of the Obligations within the Required Period pursuant to Section 3.4(c) (Full Repayment Events), the Administrative Agent may terminate this credit facility upon notice to the Borrower.

3.4	Mandatory Prepayment Events

“Mandatory Prepayment Event” means each of the following:

(a)	[Reserved]

(b)	Partial Repayments

(i)	Borrowing Base Deficiency

If Facility Availability is less than zero, the Borrower shall repay an amount sufficient to cause Facility Availability to be greater than or equal to zero within the Required Period.

(ii)	LPA Debt Limitations

If the Primary Obligations plus other liabilities of any Borrower or Fund exceed the maximum amount or the maximum duration of indebtedness permitted by the Fund Documents (the “LPA Debt Limitations”), then the Borrower shall repay the amount of Primary Obligations or other indebtedness sufficient to comply with the Fund Documents.

(iii)	Clean Down Requirement

The Borrower shall repay each Utilization no later than 30 days following the Utilization Date thereof (as such period may be extended by the Administrative Agent in its sole discretion).

(c)	Full Repayments

If any of the following occurs, the Borrower shall repay the Obligations within the Required Period:

(i)	Ability to Call Capital Suspended, Terminated or Conditioned

If (A) Capital Commitments of the Limited Partners may not be called to pay the Obligations, without meeting any special conditions (including the use or timing of any Utilization, but excluding any notice conditions or any conditions concerning the timing, delivery and/or form of such notice) or (B) additional conditions or requirements are imposed on the Limited Partner’s obligations to fund Capital Contributions for purposes of repaying the Obligations.

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(ii)	Delinquent Limited Partners (10%)

Limited Partners with Capital Commitments exceeding 10% of the aggregate Capital Commitments become Delinquent Limited Partners.

(iii)	Failure to Pay Interest or Fees

Any Borrower fails to pay accrued interest or fees when due, and such failure continues for 3 Business Days.

(iv)	Breach of Loan Documents/Enforceability

(A)	Any Borrower Party materially breaches any Loan Document and such failure continues for 3 Business Days from the earlier of any Borrower Party’s (x) knowledge of such breach or (y) receipt of notice of such breach from the Administrative Agent, as reasonably determined by the Administrative Agent;

(B)	any Material Adverse Effect occurs under clause (a) or (b) of the definition thereof.

(v)	General Partner and Fund Sponsor Events

(A)	Any General Partner withdraws, is removed, or ceases to be the managing member of the Borrower or the Fund unless (I) the Borrower Parties provide notice 10 Business Days prior to the proposed effective date of such replacement, (II) such General Partner is replaced with an Affiliate satisfactory to the Administrative Agent and (III) prior to the effective date of such replacement, the Administrative Agent receives each applicable item set forth on Annex III (Conditions Precedent to Closing), or becomes an Excluded Limited Partner (unless otherwise waived by the Administrative Agent); or

(B)	the Fund Sponsor ceases to (I) control the General Partner or (II) act as the investment manager of the Fund under the Investment Advisory Agreement.

(vi)	Judgments and Cross Defaults

There is a final unpaid judgment (unless the final judgment is stayed, covered by insurance, or bonded, and any related Lien is removed, in each case, within 30 days thereof) or default on indebtedness of any Borrower Party in excess of the Judgment Threshold.

(vii)	Sponsor Affiliate LP

The Sponsor Affiliate LP (i) fails to maintain an aggregate Net Asset Value of at least $600,000,000 or (ii) fails to maintain at least $40,000,000 in unencumbered cash and public assets.

3.5	Interest Payments

(a)	Interest Accrual

(i)	When Loan proceeds are wire transferred pursuant to instructions from a Borrower, then such Loan shall be considered funded at the time of the wire transmission.

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(ii)	Interest on outstanding Loans shall begin to accrue on the date funded, notwithstanding whether or not any Borrower receives the benefit of such Loan on such date.

(iii)	Interest shall continue to accrue on outstanding Loans until repayment has been received by the Administrative Agent, in the Administrative Agent Account.

(b)	Interest Payment Date

Accrued interest on the Primary Obligations shall be due and payable, in arrears, on the tenth day of each quarter and the Maturity Date (the “Interest Payment Date”).

4.	REPORTING AND NOTICES

4.1	Notice Procedures

(a)	All notices shall be in writing, to the respective addresses set forth on Schedule 1.1, and effective as follows:

(i)	by email, upon the recipient’s receipt at such email address (and so long as no “bounce-back” or similar notice of non-receipt is received by the sender), except that return emails sent outside of normal business hours shall be deemed received on the next Business Day;

(ii)	by FedEx or other nationally recognized courier service, or U.S. registered or certified mail, return receipt requested, when received at such address;

(iii)	by hand delivery, when delivered to such address; and

(iv)	by posting to an electronic portal when accessed by the other party.

(b)	The parties may change their contact details by notice to the other parties.

4.2	Event Based Reporting

The Borrower Parties shall deliver notice, in a form and substance reasonably satisfactory to the Administrative Agent, as follows:

(a)	Transfer or Withdrawal of Capital Commitments

prior to transferring or withdrawing any portion of a Limited Partner’s Capital Commitment;

(b)	Mandatory Prepayment Events and Events of Default

within 1 Business Day of becoming aware of any Mandatory Prepayment Event or Event of Default;

(c)	New or Increased Capital Commitments

within 3 Business Days of any new Limited Partner joining the Fund, or any existing Limited Partner increasing its Capital Commitment, together with:

(i)	relevant LPA Subscription Documents; and/or

(ii)	documentation of each increase;

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(d)	Capital Calls and Returns of Capital

within 3 Business Days of any Capital Call (or return of Recallable Capital), the corresponding Capital Call notice or Recallable Capital notice, together with an updated Borrowing Base Certificate reflecting the same;

(e)	Limited Partner Exclusion Events

within 3 Business Days of becoming aware of any Limited Partner becoming an Excluded Limited Partner;

(f)	General Partner and Fund Sponsor Events

within 3 Business Days of:

(i)	the General Partner’s or Fund Sponsor’s Limited Partner interest being pledged;

(ii)	any Limited Partner notifying a Borrower Party of its intent to remove the General Partner; or

(iii)	the Fund Sponsor no longer acting as the investment advisor under the LPA;

(g)	Material Adverse Effect

within 3 Business Days of becoming aware of any circumstance that could reasonably be expected to have a Material Adverse Effect.

4.3	Quarterly and Annual Reporting

The Borrower Parties shall deliver the following, in a form and substance reasonably satisfactory to the Administrative Agent:

(a)	Annual Financial Statements

As soon as available, but no later than 120 days after the end of each Reporting Party’s fiscal year,

(i)	an audited report setting forth, as of the end of such fiscal year, each Reporting Party’s consolidated balance sheet, income statement, and related notes,

(ii)	an unqualified opinion of a nationally-recognized firm of independent certified public accountants, stating that such financial statements present fairly in all material respects the financial condition and results of operations of each Reporting Party (without qualification, exception or any other statement which has the effect of modifying the opinion given therein), and

(iii)	any reports delivered to the Limited Partners, as a group, regarding investments or the performance of the Borrower Parties.

(b)	Limited Partner Contact Details

Concurrently with annual financial statements, and within 3 Business Days of written request by the Administrative Agent, the current contact details of each Limited Partner to the extent the contact details for such Limited Partner have changed since the most recently delivered information.

(c)	Quarterly Financial Statements

As soon as available, but no later than 90 days after the end of each of the first 3 fiscal quarters of each Reporting Party,

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(i)	an unaudited report setting forth, as of the end of such fiscal quarter, each Reporting Party’s balance sheet, income statement, and related notes (if any), and

(ii)	any reports delivered to the Limited Partners, as a group, regarding investments or the performance of the Borrower Parties.

(d)	Financial Statements of Sponsor Affiliate LP

As soon as available, but no later than 90 days after the end of each fiscal quarter of the Sponsor Affiliate LP, an unaudited report setting forth, as of the end of such fiscal quarter, the Sponsor Affiliate LP’s balance sheet, income statement, and related notes (if any).

(e)	Compliance Certificate and Organization Chart

Concurrently with financial statements, a compliance certificate in the form of Exhibit C, attaching each of the items required thereby.

4.4	Disclosure of Credit Agreement

After the Closing Date, annual financial statements provided to Limited Partners shall describe this Credit Agreement and the related pledge of Collateral.

4.5	Other Reporting

Other information reasonably requested by the Administrative Agent, which shall not include information that is:

(a)	prohibited by Law or contract from being disclosed;

(b)	attorney work product or privileged attorney-client information; or

(c)	non-financial trade secrets or non-financial proprietary information.

5.	COVENANTS

Each Borrower Party covenants that:

5.1	Affirmative Covenants

(a)	Use of Collateral Account

Each Capital Call Collateral Account shall be used solely for receipt of Capital Contributions.

(b)	Mergers and Business Formalities

Shall:

(i)	maintain its existence, registration, and all material government licenses, permits and approvals,

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(ii)	conduct and present itself as a separate entity, and maintain separate books and records,

(iii)	maintain all business organization formalities, and

(iv)	conduct all transactions with Affiliates in compliance with the Fund Documents.

(c)	Compliance with Fund Documents and Use of Proceeds

Shall:

(i)	comply with the Fund Documents; and

(ii)	use the proceeds of Loans and Capital Calls only for purposes permitted by the Fund Documents.

(d)	Taxes

Each of the Fund and the Borrower shall pay all Taxes imposed upon it or its income, profits, or properties before delinquent, except in each case (i) to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(e)	Operations and Properties

Shall act prudently, in accordance with industry standards, in managing or operating its business, investments, assets and properties, and shall maintain them in good working order and condition, ordinary wear and tear excepted.

(f)	Compliance with Law

Shall comply with all Laws of any Governmental Authority, including environmental Laws and ERISA, if non-compliance would have a Material Adverse Effect.

(g)	ERISA Plan Assets

(i)	If any ERISA Obligor provided a certificate of a Fund Responsible Officer pursuant to clause (h) (ii) on Annex II, prior to permitting 25% or more of the total value of any class of equity interests in such ERISA Obligor being held by “benefit plan investors” under Section 3(42) of ERISA, such ERISA Obligor shall deliver an ERISA Operating Company Opinion, addressed to the Lenders (or a copy of such ERISA Obligor’s ERISA Operating Company Opinion, together with an ERISA Reliance Letter with respect thereto).

(ii)	With respect to each ERISA Obligor, for so long as there is any “benefit plan investor” (as defined in Section 3(42) of ERISA) invested in such ERISA Obligor, such ERISA Obligor shall provide to the Administrative Agent, either (1) by the 60th day of each ERISA Annual Valuation Period of such ERISA Obligor, a certificate, addressed to the Administrative Agent, signed by a Fund Responsible Officer, certifying that such ERISA Obligor meets the requirements to be an ERISA Operating Company on a date within such ERISA Obligor’s most recent ERISA Annual Valuation Period or (2) concurrently with its annual financial statements, a certificate, addressed to the Administrative Agent, signed by a Fund Responsible Officer, certifying that the underlying assets of such ERISA Obligor do not constitute ERISA Plan Assets because less than 25% of the total value of each class of equity interests in such ERISA Obligor is held by “benefit plan investors” under Section 3(42) of ERISA.

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(h)	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws

(i)	it shall comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws;

(ii)	it shall ensure it does not directly or indirectly use the proceeds of any Utilization to fund, finance or facilitate any activities, business or transactions that would be prohibited by any Anti-Money Laundering Laws and Anti-Corruption Laws; and

(iii)	it shall ensure that no repayment of any Utilization shall be made with proceeds derived from any transaction that would be prohibited by any Anti-Money Laundering Laws and Anti-Corruption Laws or that would otherwise cause the Lenders or any other party hereto to be in violation of any Anti-Money Laundering Laws and Anti-Corruption Laws.

5.2	Negative Covenants

(a)	Negative Pledge

No Lien on the Collateral, other than Permitted Liens, shall be created, permitted or suffered to exist.

(b)	Capital Calls

(i)	All instructions to the Limited Partners to deliver capital shall be in the form of Capital Calls, directed exclusively to, and deposited only in, the Collateral Account.

(ii)	No Capital Commitment shall be cancelled, suspended, excused, reduced, relieved, delayed, postponed, compromised, abated or otherwise modified (including in connection with any investment), in each case, other than as expressly required by (x) the LPA or (y) a LPA Subscription Document or LPA Side Letter reviewed by the Administrative Agent, provided that, in each case, the Borrower Parties shall repay the Obligations in an amount sufficient to cure any Mandatory Prepayment Event resulting from such action on a pro forma basis prior to giving effect to such action, and no agreement shall be made that would restrict or limit the ability to make Capital Calls.

(c)	Limitation on Distributions

(i)	No dividend or distribution shall be made to any Limited Partner, General Partner or Fund Sponsor while an Account Control Event exists.

(ii)	Notwithstanding anything to the contrary herein, so long as the Fund maintains its status as a RIC for a taxable year, it shall be permitted to make dividends and distributions in amounts sufficient to allow the Fund to satisfy the minimum distribution requirements imposed by Section 852(a) of the Internal Revenue Code to maintain its eligibility to be taxed as a RIC for any such taxable year.

(iii)	Distributions to Limited Partners from the proceeds of any Utilization may be made only with the Administrative Agent’s prior written consent.

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(iv)	Nothing in this Section 5.1(c) shall limit distributions from the Borrower to the Fund.

(d)	Sanctions

(i)	No Borrower Party, Affiliate thereof or Limited Partner shall be a Sanctioned Person

(ii)	No Borrower Party shall use the proceeds of any Utilization, directly or indirectly, (A) to engage in any activity involving, or transaction or dealing with, any Sanctioned Person or Sanctioned Territory, or (B) in any manner otherwise in violation of any Sanctions.

(e)	Amendment of Fund Documents

(i)	Procedure

Shall, prior to executing any amendment, modification, or termination of any Fund Document, other than an Immaterial Amendment (“Proposed Amendment”), deliver a copy to the Administrative Agent.

(A)	The Administrative Agent shall determine, in good faith, whether a Proposed Amendment is a Material Amendment within 5 Business Days of receipt, and, if so, the Required Lenders will determine whether the Proposed Amendment is acceptable to the Required Lenders, within 5 Business Days of receipt of notice from the Administrative Agent. Any Proposed Amendment that the Administrative Agent determines is not a Material Amendment may be executed without further consent.

(B)	Each executed amendment of any Fund Document shall be delivered to the Administrative Agent within 5 Business Days.

(ii)	Material Amendments

Shall not amend, modify or terminate any Fund Document in any way that is adverse to the Lenders or the Administrative Agent, in the opinion of the Administrative Agent (a “Material Amendment”), including any amendment or modification that relates to:

(A)	each Borrower’s power to borrow,

(B)	the Fund’s power to satisfy its obligations under the Loan Documents,

(C)	each Limited Partner’s obligation to fund Uncalled Capital Commitments,

(D)	the validity or enforceability of the Capital Commitments, or

(E)	the Administrative Agent’s right, title or interest in the Collateral.

(iii)	Immaterial Amendments

“Immaterial Amendment” means an amendment to a Fund Document that does not violate this Credit Agreement, does not adversely affect the rights of the Administrative Agent or the Lenders hereunder, and the purpose of which is solely to:

(A)	admit new Limited Partners;

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(B)	change the management fees, partnership expenses or organizational expenses;

(C)	address tax or regulatory legislation;

(D)	cure any ambiguity, correct or supplement a provision of the LPA that is incomplete or inconsistent with another provision thereof, correct a printing, stenographic or clerical error, effect changes of an administrative or ministerial nature that do not materially increase the authority of a General Partner, or fix an obvious error or an error or omission of a technical, immaterial nature; and/or

(E)	ensure that the LPA complies with the rules, regulations and policies promulgated by regulatory authorities;

provided, that the Borrower Parties shall not be required to deliver to the Administrative Agent a copy of each Immaterial Amendment prior to the execution thereof.

(f)	Formation of LPA Alternative Investment Vehicles

Shall not, without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), form any LPA Alternative Investment Vehicle that is permitted to make or receive Capital Calls, or transfer or direct any Capital Commitment or Capital Contribution to a LPA Alternative Investment Vehicle, unless such LPA Alternative Investment Vehicle has been joined to this Credit Agreement as a Fund.

(g)	LPA Debt Limitations

Shall comply with the LPA Debt Limitations.

(h)	Transactions with an Affiliate of a Lender

(i)	Shall not knowingly allow the proceeds of any Utilization to be used for the benefit of, or transferred to, an Affiliate of a Lender, such as by using the proceeds to repay an extension of credit from an Affiliate of a Lender or to purchase an asset from an Affiliate of a Lender, or to purchase a security issued or underwritten by an Affiliate of a Lender, in each case, without such Lender’s prior written consent.

(ii)	If any proceeds of a Utilization are used for the benefit of, or transferred to, an Affiliate of a Lender, the Borrower shall pay such Lender’s increased cost of capital and funding incurred as a result of its compliance with Section 23A of the Federal Reserve Act, which may, in such Lender’s sole discretion, be by reliance on the exemption in section (d)(4) of Section 23A to the extent of any such proceeds, within 15 Business Days or, if later, on the next Interest Payment Date.

(iii)	As used in this clause (h), “Affiliate” has the meaning given to such term in Section 23A of the Federal Reserve Act.

(i)	Mergers and Business Formalities

Shall not:

(i)	commingle its funds with the funds of any other Person (except with any other Borrower Party),

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(ii)	merge or consolidate unless such Borrower Party is the surviving entity, or

(iii)	change its name, jurisdiction of organization or principal place of business without providing at least 10 Business Days’ prior notice to the Administrative Agent.

(j)	Fiscal Year and Accounting Method

Shall not change its fiscal year or accounting method without the Administrative Agent’s prior written consent (not to be unreasonably withheld), unless required by the Internal Revenue Code (in which case, the Administrative Agent shall be notified within 1 Business Day).

(k)	Access to Books and Records

Shall give the Administrative Agent (and its agents) access, upon 3 Business Days’ prior notice, to examine and copy the Borrower Parties’ books and records and inspect their properties during normal business hours, subject to the limitations in Section 4.5 (Other Reporting); provided that the Administrative Agent may exercise this access right only once during any 12-month period unless an Event of Default has occurred and is continuing.

(l)	ERISA Compliance

(i)	No ERISA Obligor nor, except as would not be reasonably be expected to have a Material Adverse Effect, any member of an ERISA Controlled Group shall establish, maintain or contribute to or become obligated to make any contribution to, or incur any liability with respect to, any ERISA Plan (other than liability to an ERISA Plan solely in its capacity as a direct or indirect investor in an ERISA Obligor or member of an ERISA Controlled Group).

(ii)	No ERISA Obligor shall allow its assets to constitute ERISA Plan Assets.

(iii)	Assuming that no portion of any Loan is funded with ERISA Plan Assets, unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are satisfied at all relevant times, no Borrower Party shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject such Lender to any tax, penalty, damages or other claim under Section 4975 of the Internal Revenue Code or ERISA.

6.	REPRESENTATIONS

Each Borrower Party represents, as of the Closing Date, each Utilization Date, and the date of each amendment hereto, that:

6.1	Partnership Interests and Capital Commitments

(a)	LPA Subscription Documents

(i)	The Fund Documents set forth the entire agreement regarding each Limited Partner’s Capital Commitment.

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(ii)	Each Limited Partner’s LPA Subscription Document has been delivered to the Administrative Agent.

(iii)	Each Borrower Party is in compliance with all applicable provisions of each LPA Side Letter in respect of policies and requirements regarding pay-to-play, placement agent, conflicts/political contributions, and similar matters (including, without limitation, disclosure and representation requirements).

(b)	Capital Commitments and Contributions

(i)	Under the Fund Documents, Capital Commitments may be called at any time to repay the Obligations.

(ii)	All Capital Calls and other information necessary to update the Borrowing Base Certificate has been delivered to the Administrative Agent.

(iii)	The most recently updated Borrowing Base Certificate correctly sets forth the names and Capital Commitments of each Limited Partner.

(c)	No Defenses

No Borrower Party knows of:

(i)	any claim of offset, recoupment or other claim which could adversely affect the Limited Partners’ obligation to fund Capital Calls, or

(ii)	any default or circumstance which, with the passage of time or giving of notice, would constitute a defense to the Limited Partners’ obligation to fund Capital Calls.

(d)	Excluded Limited Partners

To the knowledge of any Borrower Party, there is no Excluded Limited Partner (including any Specified Limited Partner), other than as has been disclosed to the Administrative Agent.

6.2	Borrower Parties

(a)	Organization and Good Standing

(i)	It is duly formed, validly existing and in good standing under the Laws of the jurisdiction where it was organized,

(ii)	it has the requisite power and authority to own its assets and conduct its business, and

(iii)	it is qualified to do business in every jurisdiction in which qualification is required, if the failure to do so would have a Material Adverse Effect.

(b)	Authorization and Power

Each Borrower Party has the power and authority to execute, deliver and perform its obligations under the Loan Documents and its Fund Documents.

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(c)	Enforceable Obligations

The obligations of each Borrower Party under the Loan Documents are binding and enforceable, subject to Debtor Relief Laws and equitable principles.

(d)	Priority of Liens

Other than any Permitted Lien, no Borrower Party, nor, to the knowledge of any Borrower Party, any Limited Partner, has pledged any portion of its interest in a Borrower or Fund, except as disclosed to the Administrative Agent.

(e)	Full Disclosure

The information (other than financial projections and information of a general economic nature or industry specific nature, as to which no representation or warranty is made) provided by the Borrower Parties to the Administrative Agent in writing is accurate in all material respects.

(f)	Adverse Events

No Mandatory Prepayment Event or Event of Default exists, no circumstance exists that would reasonably be expected to have a Material Adverse Effect, and no condition, act, event, or circumstance exists that, with the lapse of time and/or the giving of notice, would result in a Mandatory Prepayment Event or Event of Default.

(g)	Margin Stock

No Loan proceeds shall be used, directly or indirectly, in violation of Regulations U or X of the Federal Reserve System.

(h)	Solvency

Each Borrower Party is Solvent.

(i)	Sanctions

(i)	No Borrower Party, nor any of its directors, officers, employees, Affiliates or Limited Partners is a Sanctioned Person.

(ii)	The Borrower Parties do not:

(A)	conduct any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory; or

(B)	engage in any transaction or dealing in violation of Sanctions or that could cause any party to this Credit Agreement to violate Sanctions.

(iii)	The Borrower Parties maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

(j)	No Conflicts or Consents

(i)	The execution, delivery and compliance with the Loan Documents will not conflict with any material agreement or any Law by which such Borrower Party is bound, including the Fund Documents.

(ii)	No consent, approval, authorization or order of any Governmental Authority, Limited Partner or third party is required to execute, deliver and comply with the Loan Documents, other than those already obtained as of the date hereof.

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(k)	Investment Company Act

No Borrower Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

(l)	Taxes

The Borrower and the Fund have filed all tax returns required to be filed in any jurisdiction, and paid all Taxes, except, in either case, (i) to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(m)	Litigation and Environmental Liability

No Borrower Party has received written notice of any Proceeding or environmental liability, or is aware of any pending or threatened Proceeding or environmental liability, that would have a Material Adverse Effect.

(n)	Compliance with Law

The Borrower Parties are in compliance with all Laws, including environmental Laws, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(o)	ERISA

(i)	Each ERISA Obligor is an ERISA Operating Company or meets an exception to holding ERISA Plan Assets under the ERISA Plan Asset Regulations.

(ii)	No ERISA Obligor nor, except as would not reasonably be expected to have a Material Adverse Effect, any member of an ERISA Controlled Group has established or maintains any ERISA Plan or has any liability with respect to any ERISA Plan (other than liability to an ERISA Plan solely in its capacity as a direct or indirect investor in an ERISA Obligor or member of an ERISA Controlled Group).

(iii)	Assuming that no portion of any Loan is funded with ERISA Plan Assets, unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are satisfied at all relevant times, the execution, delivery and performance of the Loan Documents and the enforcement of Capital Calls in accordance with the terms of this Credit Agreement, and the borrowing and repayment of Loans in accordance with the terms of this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code that would subject such Lender to any tax, penalty, damages or other claim under Section 4975 of the Internal Revenue Code or ERISA.

(p)          Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws

The Borrower Parties and each of their subsidiaries:

(i)	are in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and maintain or are subject to policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; and

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(ii)	conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable Limited Partner and the origin of the assets used by such Limited Partner; and

(iii)	shall maintain sufficient information to identify the applicable Limited Partner for purposes of Anti-Money Laundering Laws.

7.	EVENTS OF DEFAULT AND REMEDIES

7.1	Events of Default

Any of the following shall be an event of default (“Event of Default”).

(a)	Breach of Principal Payment Obligations and Mandatory Prepayment Events

(i)	Any failure to repay all Primary Obligations on the Maturity Date; or

(ii)	any failure to comply with Mandatory Prepayment Events, including any failure to issue a Capital Call as required by Section 3.3 (Required Period).

(b)	Voluntary Bankruptcy

Any Borrower Party avails itself of any Debtor Relief Law.

(c)	Involuntary Bankruptcy

Any Borrower Party, or a material part of its assets, becomes the subject of any Debtor Relief Law,

(i)	which continues undismissed or unstayed for 60 days, or

(ii)	under which a court or other Governmental Authority,

(A)	enters an order for relief or a judgment approving a petition for reorganization or liquidation, or

(B)	appoints a trustee, receiver, custodian, intervenor, liquidator, administrator or similar entity.

(d)	Insolvency, Liquidation or Dissolution

Any Borrower Party:

(i)	becomes Insolvent,

(ii)	makes a general assignment for the benefit of creditors, or

(iii)	is liquidated or dissolved.

7.2	Remedies

Upon an Event of Default,

(a)	the Maturity Date shall automatically occur;

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(b)	the Obligations shall be automatically due and payable;

(c)	the Committed Tranche and each Funded Tranche shall automatically terminate; and

(d)	the Administrative Agent may immediately:

(i)	exercise exclusive control of each Collateral Account; and

(ii)	issue Capital Calls directly to the Limited Partners.

7.3	Additional Rights of the Administrative Agent

During any Event of Default, the Administrative Agent is authorized, in the name of the Administrative Agent or in the name of any Borrower Party (in each case, as assignee or ultimate assignee), to:

(a)	control the issuance of Capital Calls and notify the Limited Partners of the Event of Default;

(b)	notify the Limited Partners to fund Capital Contributions directly to the Administrative Agent or to any other account, except with respect to ERISA Limited Partners, if doing so would result in a non-exempt prohibited transaction under Section 406 or ERISA or Section 4975 of the Internal Revenue Code;

(c)	complete existing agreements and make allowances and adjustments related to the payment of Capital Commitments, and compromise any claims related thereto;

(d)	issue a receipt to any Limited Partner that funds a Capital Contribution, which receipt shall be a complete release of such Limited Partner with respect thereto;

(e)	endorse the name of any Borrower Party on any check, draft, instrument, instruction, or document in each case evidencing payment of a Capital Contribution;

(f)	perform any covenant, duty, or agreement on behalf of any Borrower Party, and such Borrower Party shall promptly reimburse the Administrative Agent for any expense related thereto, together with interest thereon at the Default Rate from the date of such expenditure until paid;

(g)	enforce any right or remedy in the Loan Documents, or available at Law or in equity;

(h)	commence any Proceeding to collect payment of the Capital Commitments; and

(i)	exercise remedies against any Borrower Party and its assets separately, whether or not the Administrative Agent exercises remedies against any other Borrower Party or its assets, and enforce any Borrower Party’s obligations without enforcing any other Borrower Party’s obligations.

Further, the Administrative Agent is granted an irrevocable power of attorney, coupled with an interest, to, during an Event of Default, carry out all acts and execute all checks, drafts, instruments, instructions, or other documents, on behalf of the Borrower Parties, that are necessary or advisable in the Administrative Agent’s sole discretion, to effect repayment of the Obligations and protect the Collateral, including, without limitation, opening any additional accounts in the name of the Fund; provided that the Administrative Agent shall have no right to exercise power of attorney with respect to disputes with Governmental Authorities related to Taxes.

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If the Administrative Agent forecloses, or exercises any similar remedy under the Collateral Documents, such remedy shall reduce the Obligations only to the extent of the cash proceeds actually realized by the Administrative Agent (or the Administrative Agent’s credit bid).

All of the foregoing remedies and rights of the Administrative Agent may be undertaken without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower Parties.

7.4	Application of Payments

Any amounts received during an Event of Default on account of the Obligations shall be applied in the following order:

(a)	against all costs and expenses (including documented out-of-pocket attorneys’ fees) arising hereunder;

(b)	against accrued interest on the Obligations;

(c)	against the Primary Obligations;

(d)	against any remaining portion of the Obligations; and

(e)	the balance, after all Obligations have been indefeasibly paid in full, to each Borrower or as required by Law.

7.5	Set-Off

(a)	During any Event of Default, each Lender is authorized, with the consent of the Administrative Agent but without notice to any other Person, to set off any and all deposits and any other indebtedness held or owing by such Lender to or for the credit or the account of any Borrower Party against and on account of the obligations and liabilities of any Borrower Party to the Lenders under the Loan Documents.

(b)	The rights of each Lender under this Section 7.5 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

8.	MISCELLANEOUS PROVISIONS

8.1	Amendments; Waivers

(a)	Administrative Agent’s Consent

(i)	All amendments of this Credit Agreement must be executed and delivered by the Administrative Agent and each Borrower Party.

(ii)	All waivers and consents under this Credit Agreement must be in writing and delivered by the Administrative Agent to the Borrower.

(b)	Lenders’ Consent

Without the written consent of each Lender affected thereby, no amendment, waiver, or consent shall be effective if the effect thereof would:

(i)	extend the scheduled final maturity of any Loan or Promissory Note;

(ii)	waive, reduce or postpone any scheduled repayment (but not prepayment, including a Mandatory Prepayment Event);

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(iii)	reduce the rate of interest or fee on any Loan;

(iv)	extend the time for payment of any such interest or fee;

(v)	reduce the principal amount of any Loan;

(vi)	amend, modify, terminate or waive any provision of this Section 8.1(b);

(vii)	release all or any material portion of the Collateral; or

(viii)	change the currency in which any Obligation is denominated.

(c)	No failure or delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right preclude any additional exercise thereof.

(d)	Each waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given, and shall not be construed as a waiver or consent for any other purpose.

(e)	No course of dealing or conduct shall affect the Administrative Agent’s or any Lender’s rights hereunder or be construed as a waiver of such rights.

(f)	Notwithstanding anything to the contrary herein or in any other Loan Document, the Maturity Date of a Funded Tranche may be extended by notice delivered by the Administrative Agent and written consent of the Borrower and each Lender under such Funded Tranche, provided, that consent of the Borrower and Funded Tranche Lender will be deemed granted 5 Business Days after delivery of such notice by the Administrative Agent unless the Borrower or Funded Tranche Lender provides notice to the contrary.

8.2	Borrower Provisions

(a)	Payment of Expenses

Each Borrower shall pay the Administrative Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) for drafting and negotiating the Loan Documents (limited to one law firm in each applicable jurisdiction acting as counsel to the Administrative Agent), the administration and enforcement of this credit facility (including the addition of Limited Partners), and any amendments hereto.

(b)	Further Assurances

The Borrowers shall, promptly upon the request of a Lender, execute and deliver any replacement Promissory Note, and each Borrower Party shall, promptly upon the request of the Administrative Agent, take any action necessary or appropriate to correct any error discovered in any Loan Document or filing related thereto, maintain the Collateral (including the perfection and priority of intended liens), and carry into effect the intent of the Loan Documents.

(c)	Subordination of Claims and Rights

(i)	All payments and advances made, directly or indirectly, by any Borrower Party to another Borrower Party or a Limited Partner, on any debts or liabilities now existing or hereafter arising, and all Liens securing such payments, shall be subordinate to the Obligations, and all Liens securing payment thereof; provided, such payments may be made so long as:

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(A)	no Account Control Event exists or would result therefrom; and

(B)	no Borrower Party would become Insolvent as a result thereof.

(ii)	(x) Management fees for regular, ordinary course asset management activities, excluding performance fees, incentive fees, and fees representing a carried interest and (y) dividends or distributions that are expressly permitted under clause (ii) of Section 5.1(c) (Limitation on Distributions), may be paid from investment proceeds at any time.

(iii)	During an Event of Default, the Borrower Parties shall not take any action against any Limited Partner, including the exercise or enforcement of any right under the Fund Documents.

(d)	Indemnification

The Borrower Parties agree to indemnify the Administrative Agent, the Lenders, and their respective officers, directors, employees and agents (“Indemnitees”) against all losses, claims, actions, judgments, penalties, damages, liabilities, and related expenses (including documented out-of-pocket attorneys’ fees and expenses) (“Claims”) incurred by or asserted against any Indemnitee, arising out of or related to:

(i)	the use or misuse of Loan proceeds;

(ii)	the execution or enforcement of any Loan Document, or any transaction contemplated thereby, whether or not any Indemnitee is a party thereto; and

(iii)	any gross negligence, fraud, willful misconduct, or breach by any Borrower Party or its Affiliates of any Loan Document or environmental Laws (notwithstanding the acts or omissions of any Indemnitee);

provided, however, that this indemnity shall not apply to any Claims arising from the gross negligence, fraud or willful misconduct of an Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable decision; provided further, that this indemnity shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(e)	Waiver of Consequential Damages Etc.

(i)	Each Borrower Party waives, to the fullest extent permitted by Law, any Claim against any Indemnitee for special, indirect, consequential or punitive damages arising out of or related to any Loan Document.

(ii)	The Indemnitees shall not be liable for any Claim arising out of or related to the use by unintended recipients of any information distributed by electronic telecommunications, the internet or other information transmission systems in connection with the Loan Documents.

(f)	Recourse Liability

(i)	Neither the Limited Partners nor General Partner shall have any liability for the payment or performance of the Obligations, except that losses arising from a Borrower Party’s intentional misconduct, fraud, or willful misapplication of Loan proceeds shall be fully recourse to the General Partner.

(ii)	The payment and performance of the Obligations shall be non-recourse to the Limited Partners.

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8.3	Confidentiality

(a)	The Administrative Agent and each Lender shall maintain the confidentiality of all information (including financial statements, Capital Commitments, Fund Documents, investments under the LPA, identities of the Limited Partners, and any other data, records, reports and forecasts) disclosed by or on behalf of a Borrower Party or Limited Partner to such Person or its attorneys, accountants, agents or service providers in connection with this Credit Agreement, in accordance with such Person’s customary procedures, but not any information that was publicly available prior to such disclosure (“Confidential Information”).

(b)	The Administrative Agent and the Lenders may disclose Confidential Information:

(i)	to any Person with the Borrower’s prior written consent;

(ii)	to its internal and external auditors, accountants, compliance personnel, attorneys, agents, and, on a need-to-know basis, Affiliates (it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential);

(iii)	in the ordinary course of business for administrative, audit, reporting, compliance and regulatory purposes;

(iv)	to any Governmental Authority that asserts jurisdiction over such Person or its Affiliates, or as required by Law;

(v)	to an assignee or proposed assignee, provided that such party agrees in writing to keep such information confidential;

(vi)	with the Borrower’s prior written consent, to any NRSRO that is registered and approved by the Securities and Exchange Commission;

(vii)	to the Federal Reserve Bank of New York and any other Federal Reserve Bank; and

(viii)	in connection with the exercise of any remedy or Proceeding related to the Loan Documents.

(c)	In connection with any transaction in which a Borrower Party is a buyer of an asset for which the Administrative Agent, a Lender or an Affiliate thereof is advising the seller, such Person may inform its advisory client of the existence of this Credit Agreement if such Person determines it would be appropriate to do so for purposes of disclosing conflicts of interest or potential conflicts of interest and solely to the extent necessary for the purpose of disclosing conflicts of interest or potential conflicts of interest.

(d)	Other than as permitted under clause (b) of this Section 8.3, neither the Administrative Agent nor any Lender shall provide or disclose any Confidential Information that identifies any specific Limited Partner to any Lender other than Goldman Sachs Bank USA.

(e)	[Reserved].

(f)	For the avoidance of doubt, nothing in this Credit Agreement shall prevent any Person from communicating directly with any regulator or law enforcement authority about a possible violation of law or regulation.

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8.4	Assignments and Participations

(a)	Generally

This Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)	Right to Assign

(i)	Goldman Sachs Bank USA (as Lender) may pledge, transfer or assign its Loans or interest under this Credit Agreement in whole or in part to any Federal Reserve Bank, Goldman Sachs Lending Partners LLC, or Goldman Sachs Bank Europe SE.

(ii)	Each Lender shall have the right at any time to assign Loans or rights and obligations under this Credit Agreement in whole or in part to any Eligible Assignee upon the receipt of consent of the Borrower and the Administrative Agent (not to be unreasonably withheld); provided that no consent of the Borrower shall be required for an assignment of Loans after an Event of Default has occurred and is continuing.

(c)	Mechanics

(i)	Assignments and assumptions of Exposure by Lenders shall be effected by an executed Assignment and Assumption delivered to the Administrative Agent and effective when recorded in the Lender Register.

(ii)	The assignee shall deliver (A) to the Administrative Agent and the Borrower, all forms, certificates or other evidence, if any, as the assignee may be required to deliver pursuant to Section 9.4 (Taxes) and (B) to the Administrative Agent, a registration and processing fee of $5,000 (except that no such registration and processing fee shall be payable in connection with an assignment by Goldman Sachs Bank USA or any Lender to an Affiliate thereof).

(d)	Effect of Assignment

Subject to the terms and conditions of this Section 8.4:

(i)	the assignee shall have the rights and obligations of a “Lender” hereunder as reflected in the Lender Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof;

(ii)	upon recordation of the assignment in the Lender Register, the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder);

(iii)	Schedule 1.2 shall be modified to reflect the Commitment Amount and Applicable Percentages of such assignee; and

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(iv)	nothing contained herein shall prevent the assigning Lender or its Affiliate (including the Administrative Agent) from acting as servicer for the assignee Lender to collect payments and enforce the Obligations of the Borrower for the benefit of the assignee Lender.

(e)	Participations

(i)	Each Lender shall have the right at any time to sell one or more participations in all or any part of its Exposure to any Eligible Assignee upon the receipt of consent of the Administrative Agent; provided, that the participation will not give rise to increased costs or other amounts under Section 9.3 (Change in Law) or Section 9.4 (Taxes).

(ii)	The holder of any participation shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver described in Section 8.1(b) (Lenders’ Consent) supporting the Loans hereunder in which such participant is participating.

(iii)	Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)	Register

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the lenders, and the Loans of, and principal amounts (and stated interest) of the Loans owing to, each lender pursuant to the terms hereof from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Lender Register shall be available for inspection by the parties hereto at any reasonable time and from time to time upon reasonable prior notice. All Loans shall be maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Internal Revenue Code and related Treasury Regulations.

(g)	Borrower Party Assignments

The Borrower Parties may not transfer or assign their interest under this Credit Agreement without the Administrative Agent’s prior written consent.

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8.5	Other Miscellaneous Provisions

(a)	No Fiduciary Duty

Neither the Administrative Agent nor any Lender shall have any fiduciary duty to any Borrower Party or any other Lender, and the relationship between the Administrative Agent, the Lenders and the Borrower Parties shall be solely that of lender and borrower.

(b)	Lending Office

(i)	Each Lender may designate its principal office or the office of an Affiliate as the office where it makes and maintains Loans, and where payments are credited (the “Lending Office”), and

(ii)	may change its Lending Office by notice to the Administrative Agent and the Borrower.

(iii)	If requested by the Borrower, a Lender may designate a different Lending Office, if such designation would reduce the amount of compensation owed by the Borrower under Section 9 (Increased Costs, Term SOFR Unavailability and Taxes), and would not, in such Lender’s good faith judgment, subject such Lender to any unreimbursed cost or expense or be otherwise disadvantageous to it. The Borrower shall pay all reasonable costs and expenses incurred by such Lender in connection with such change.

(c)	Survival

Section 8.2(a) (Payment of Expenses), Section 8.2(d) (Indemnification) and Section 9 (Increased Costs, Term SOFR Unavailability and Taxes) shall survive termination of this Credit Agreement, regardless of the repayment of the Loans or the unenforceability of any Loan Document.

(d)	Joint and Several Liability

The Borrowers shall be jointly and severally liable for all Obligations of the other Borrowers, and the Administrative Agent may enforce the entire Obligations against any Borrower.

(e)	Maximum Interest

The interest charged hereunder shall not exceed the highest rate permitted by Law.

(f)	Governing Law

The Loan Documents shall be governed by the Laws of the State of New York.

(g)	Consent to Jurisdiction

Any Proceeding against any Borrower Party, arising out of or related to any Loan Document, may be brought in the courts of the State of New York, or in the United States Courts in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each Borrower Party submits to the non-exclusive jurisdiction of such courts.

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(h)	Consent to Service of Process and Forum

(i)	Each Borrower Party irrevocably consents to the service of any summons, complaint or other process served in any Proceeding arising out of or related to this Credit Agreement (“Service of Process”) in any Proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such Borrower Party’s notice address provided herein.

(ii)	[Reserved].

(iii)	Each Borrower Party irrevocably waives any objection to the laying of venue of any Proceeding arising out of or related to this Credit Agreement or any Promissory Note brought in the courts located in the State of New York, Borough of Manhattan in New York City, and further irrevocably waives any claim that any Proceeding brought in any such court has been brought in an inconvenient forum.

(i)	Waiver of Trial by Jury

EACH BORROWER PARTY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THE LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

(j)	Severability of Invalid Provisions

If any provision of this Credit Agreement is held to be invalid or unenforceable, the remainder of this Credit Agreement shall not be affected or impaired thereby, and the parties shall, to the extent practicable, endeavor in good faith to replace such provision with a valid provision.

(k)	Entire Agreement

The Loan Documents constitute the entire agreement of the parties, and supersede all prior agreements relating to the subject matter thereof.

(l)	Multiple Counterparts; Electronic Delivery

This Credit Agreement may be executed in multiple counterparts, which may be delivered electronically. The words “execution,” “signed,” “signature,” and words of like import herein and in any document signed in connection herewith include electronic signatures or electronic records, which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record, as provided for in any applicable Law, including any federal or state laws based on the Uniform Electronic Transactions Act.

9.	INCREASED COSTS, TERM SOFR UNAVAILABILITY AND TAXES

9.1	Compensation Certificate

Upon request, each Lender shall deliver to the Borrower and the Administrative Agent a certificate, which shall be conclusive absent manifest error and shall not include any duplicative amount, setting forth the details, amount to be paid, and calculation of each demand for payment under this Section 9, and the Borrower shall pay such Lender, such amount within 15 Business Days.

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9.2	Term SOFR Unavailability, Inadequacy or Illegality

(a)	If the Administrative Agent determines that Term SOFR has not been published by a reporting service of recognized standing, then the Administrative Agent may obtain Term SOFR from any source reasonably selected by the Administrative Agent.

(b)	If the Administrative Agent determines that,

(i)	reasonable means do not exist for determining Term SOFR,

(ii)	Term SOFR does not adequately reflect the Lenders’ cost of funding, or

(iii)	a Change in Law has made it unlawful for the Lenders to make or maintain Term SOFR Loans,

then all outstanding Term SOFR Loans shall automatically convert to Prime Rate Loans on the last day of the then-current Interest Rate Reset Period (or earlier if required by Law), and all new Loans will be made as Prime Rate Loans.

9.3	Change in Law

(a)	If a Lender reasonably determines that as a result of any Change in Law, there is any

(i)	increase in the cost to such Lender of Utilizations,

(ii)	decrease in the amount received or receivable by such Lender in connection therewith (excluding Taxes),

(iii)	increase in or imposition of Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) on the Utilizations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iv)	decrease in its (or an Affiliate’s) return on capital, as a consequence of such Lender’s obligations hereunder (taking into consideration its policies on capital adequacy and expected return on capital), the Borrower shall compensate such Lender for such increase or reduction.

(b)	Each Lender shall notify the Borrower promptly upon becoming aware of any event occurring after the Closing Date, and in any event within 270 days thereafter, which may entitle such Lender to compensation hereunder; provided that if the event giving rise to such compensation is retroactive, then such 270-day period shall be extended to include the period of retroactive effect.

9.4	Taxes

(a)	Payments Free of Taxes

(i)	All payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear, and without deduction for any Taxes, except as required by Law.

(ii)	If the Borrower or applicable withholding agent is required by Law (as determined in the good faith discretion of the Borrower or applicable withholding agent) to deduct or withhold any Taxes related to any sum payable to a Lender or the Administrative Agent, in the case of Indemnified Taxes, the sum payable by the Borrower shall be increased so that after making such deductions or withholdings, such Lender or Administrative Agent receives an amount equal to the sum such Lender or Administrative Agent would have received had no deduction or withholdings been made.

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(b)	Indemnified Taxes

Each Borrower Party agrees to indemnify each Recipient for,

(i)	the full amount of Indemnified Taxes payable or paid by the Recipient or required to be withheld or deducted from a payment to the Recipient, and

(ii)	any reasonable expenses arising therefrom or related thereto, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority.

(c)	Lender’s Tax Exemption Form

Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender shall deliver to the Borrowers and the Administrative Agent, on or before the Closing Date or the date of an assignment, respectively, and thereafter upon reasonable written request of the Borrowers or the Administrative Agent: (i) an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, or (ii) an applicable executed copy of IRS Form W-8 and any applicable supporting documentation, including, if the Lender is claiming exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate representing that the Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower, and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 881(c)(3)(C) of the Code). If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(d)	Administrative Agent’s Withholding Form

On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, a properly completed and executed copy of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) if the Administrative Agent is a U.S. Person, IRS Form W-9 (or successor form), or (ii)(A) if the Administrative Agent is not a U.S. Person, (1) IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY, with respect to payments to be received by it on behalf of the Lenders, certifying that the Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the U.S. Internal Revenue Code of 1986, as amended, and primary IRS Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with the Borrower to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations). At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or successor form) when any documentation previously delivered has expired or become obsolete or invalid. Notwithstanding any other provision of this paragraph, the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of a change in law.

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(e)	Tax Refunds

(i)	If a Recipient receives a refund, which it determines in good faith is directly attributable to Indemnified Taxes, it shall promptly pay such amount, net of all related out-of-pocket expenses (including Taxes) to the Borrower (without interest thereon other than any interest paid by the relevant Governmental Authority with respect to such refund),

(ii)	but if a Recipient is subsequently required to repay such amount to the relevant Governmental Authority, the Borrower agrees to repay such amount to such Recipient (plus any penalties, interest or other charges imposed by the relevant Governmental Authority).

(iii)	The Recipient shall not pay to the Borrower any amount that would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if Indemnified Taxes had not been imposed and indemnification payments had never been paid.

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